Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: +808-352-0749
Majuro, MH 96960 - Marshall Islands	Email: dreeder.rmi@gmail.com

Danaos Corporation

14 Akti Kondyli

185 45 Piraeus

Greece

May 10, 2021

Re: Danaos Corporation, a Republic of the Marshall Islands corporation

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to Danaos Corporation, a RMI non-resident domestic corporation (the “Corporation”), in connection with the offer and sale of 3,000,000 common shares, par value US $0.01 (the “Securities”), pursuant to a Registration Statement filed by the Corporation on Form F-3D with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended, through the date hereof (the “Registration Statement”), and the prospectus (the “Prospectus”), of the Corporation included in the Registration Statement.

In connection with this opinion, we have examined such documents as may be required to issue this opinion, including the Company’s constitutional documents and certain resolutions adopted by the Company’s Board of Directors relating to the offering of the Securities and such other documents or records of the proceedings of the Company as we have deemed relevant, and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, and having regard to such other legal considerations that we deem relevant, we are of the opinion that under the laws of the RMI the Securities have been duly authorized and when issued, sold, and paid for, as contemplated by the Prospectus, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the Business Corporations Act of the Republic of the Marshall Islands, and we express no opinion with respect to the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Dennis J. Reeder
Dennis J. Reeder
Reeder & Simpson, P.C.